Contact: Jill Swartz

Triple Net Properties, LLC

1551 N. Tustin Avenue, Suite 300

Santa Ana, California 92705

714-667-8252 ext. 251

jswartz@1031nnn.com

NNN 2003 VALUE FUND ACQUIRES THE SEVENS BUILDING
IN ST. LOUIS, MISSOURI

Santa Ana, Calif., October 31, 2007 – Chief Executive Officer Richard T. Hutton, Jr. announced today that NNN 2003 Value Fund, LLC has acquired The Sevens Building. The acquisition closed on October 25, 2007.

The Sevens Building is a 24-story, Class A office building totaling approximately 197,000 square feet in Clayton, Missouri, a submarket of St. Louis. The property is within close proximity to numerous restaurants, hotels, art galleries, fitness centers, a county courthouse and a Metrolink transportation station. With a ten-level, 875 space parking garage, the property provides an ample parking ratio of 4.5 spaces per 1,000 square feet, the highest in the Clayton Central Business District.

Built in 1972, The Sevens Building was completely renovated between 1998 and 2000, which resulted in significant improvements in comfort, convenience, and visual appeal for both tenants and visitors alike. In recognition of this extensive renovation program, the property received the prestigious Office Building of the Year Award in 2001 from the Building Owners and Managers Association (BOMA). The Sevens Building is 79 percent leased to 56 tenants, including Smith, Moore & Company, Grubb & Ellis | Gundaker Commercial Group and Clockwork Home Service.

NNN 2003 Value Fund, LLC purchased The Sevens Building from Sevens St. Louis L.L.C., a Delaware Limited Liability Company, which was represented by Mike Hanrahan and Paul Hilton of Colliers International. Financing was arranged by Eric Tupler from CBRE | Melody and provided by General Electric Capital Corporation

Triple Net Properties, LLC, the manager of NNN 2003 Value Fund, LLC, is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of nearly 39 million square feet of real estate, including more than 10,100 apartment units, with a combined market value in excess of $5.4 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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